As filed with the Securities and Exchange Commission on January 4, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

Mirant Corporation
(Exact name of registrant as specified in its charter)

Delaware	58-2056305
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1155 Perimeter Center West, Suite 100
Atlanta, Georgia	30338
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share Series A Warrants Series B Warrants	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant’s Securities to be Registered.

On July 14, 2003 and various dates thereafter, Mirant Corporation (“Old Mirant”) and 83 of its direct and indirect subsidiaries in the United States filed with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”) voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code.  On December 9, 2005, the Bankruptcy Court entered an order approving and confirming the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization of Mirant Corporation and its Affiliated Debtors (the “Plan”).  The Plan became effective on January 3, 2006 (the “Effective Date”).  All of the issued and outstanding shares of Old Mirant’s common stock, par value $0.01 per share, were cancelled on the Effective Date pursuant to the Plan.

Pursuant to the Plan, Old Mirant formed Mirant Corporation, a Delaware corporation (the “Company”).  This registration statement registers under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following securities of the Company, being issued pursuant to the Plan, and following the filing with the State of Delaware of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”):

•      common stock, par value $0.01 per share (“Common Stock”); and

•      two series of warrants to purchase Common Stock (“Series A Warrants” and “Series B Warrants” and, collectively, the “Warrants”).

The description that follows is qualified in its entirety by the full terms of the Common Stock, Series A Warrants and Series B Warrants as set forth in the Exhibits hereto, which are incorporated by reference into this Item 1.

Description of Common Stock

General.  The Company is authorized to issue up to an aggregate of 1,500,000,000 shares of Common Stock.  The Company is also authorized to issue up to an aggregate of 100,000,000 shares of preferred stock, $0.01 par value per share, in one or more series.  Each series of preferred stock will have such powers, preferences and rights (including voting rights), as shall be determined by the Company’s Board of Directors. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

Dividends.  Except as otherwise provided by law or the Certificate, holders of Common Stock share ratably in all dividends as may from time to time be declared by the Company’s Board of Directors in respect of the Common Stock, whether upon liquidation or dissolution or otherwise.

Preemptive Rights.  Holders of Common Stock do not have any preemptive rights with respect to the Common Stock or any other securities of the Company, or to any obligations convertible (directly or indirectly) into securities of the Company.

Voting Rights.  Except as otherwise provided by law or the Certificate and subject to the rights of holders of any series of preferred stock, all of the voting power of the stockholders of the Company shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Company.

Stock Certificates.  Unless otherwise determined by the Board of Directors or required by applicable law, holders of Common Stock are not entitled to receive certificates evidencing the holder’s ownership of such Common Stock.  The names of all holders of Common Stock shall be recorded in, and ownership interests in Common Stock shall be evidenced by, the books of the Company or, as applicable, its transfer agent.

Board of Directors.  Except as otherwise provided in the Certificate (including any duly authorized certificate of designation of any series of preferred stock), Directors shall be elected by a plurality of the votes of the shares entitled to vote in the election of Directors.  Subject to any rights of the holders of any series of preferred stock, the number of Directors shall initially be established at nine.  This number may be enlarged by the affirmative vote of a majority of the total number of Directors then in office or with the approval of the holders of at least a majority of the shares of Common Stock then outstanding and may be reduced by resolution adopted by the affirmative vote of a majority of the total number of Directors then in office.  In no event shall the number of Directors exceed 15.  Newly created directorships resulting from an increase in the size of the Board of Directors may be filled by the affirmative vote of a majority of the total number of Directors then in office or by a vote of the stockholders.

Subject to the rights, if any, of the holders of any series of preferred stock, a Director may be removed from office with or without cause upon the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding.  Notwithstanding the foregoing, if the holders of any class or series of capital stock are entitled by the provisions of the Certificate (including any duly authorized certificate of designation of any series of preferred stock) to elect one or more Directors, such Director or Directors so elected may be removed with or without cause by a vote of the holders of a majority of the outstanding shares of that class or series entitled to vote.

Anti-Takeover Provision.  The Company is subject to Section 203 of the Delaware General Corporation Law.  In general, Section 203 prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•      the Board of Directors approves the transaction in which such stockholder becomes an interested stockholder prior to the date the interested stockholder attains such status;

•      upon consummation of the transaction that results in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•      the business combination is approved by a majority of the Board of Directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock.

Stockholder Action.  Subject to the rights of holders of any series of preferred stock, the stockholders of the Company may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.  Except as otherwise required by law, special meetings of stockholders of the Company may be called only by the Chairman of the Board of Directors, the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of Directors then in office, by the chief executive officer of the Company (or, if there is no chief executive officer, by the most senior executive officer of the Company) or upon the affirmative vote of the holders of at least 40 percent of the combined voting power of all of the then outstanding shares of the Company eligible to be cast in the election of Directors generally.

Supermajority Voting Requirements.  Notwithstanding any provision of the Certificate or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or the Certificate (including any duly authorized certificate of designation of any series of preferred stock), the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares of the Company eligible to be cast in the election of Directors generally shall be required to alter, amend or repeal the provisions of the Certificate pertaining to the indemnification and limited liability of Directors, the removal of Directors and the filling of the vacancies, stockholder action by written consent in lieu of a meeting, or the supermajority voting requirement provision.

Transfer Restrictions.  A Substantial Stockholder Transfer that is Completed during the Restriction Period shall be null and void ab initio and shall not be effective to Transfer Common Stock, but only to the minimum extent necessary to prevent the Transfer from being a Substantial Stockholder Transfer (the “Transfer Restrictions”).  The Transfer Restrictions shall not (i) apply to Transfers pursuant to a tender offer to purchase Common Stock, provided, that such tender offer results in the acquisition of beneficial ownership of Common Stock by any person or group, which, when combined with the Common Stock beneficially owned by such person or group, represents more than 50% of the voting power represented by all then outstanding Common Stock (without regard to tenders during any subsequent offering period), or (ii) preclude the settlement of a transaction entered into through the facilities of any national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.  With respect to a transaction entered into through the facilities of any national securities exchange or any national securities quotation system, the sole remedy shall be the recovery of the Prohibited Transfer as described below.  The terms “group” and “beneficial” used in this paragraph shall have the meanings provided thereto in Rule 13d under the Securities Exchange Act of 1934, as amended.

No Transfer Notice is required for Transfers that occur prior to issuance by the Company of a press release stating that the Notice Date has occurred and that the Transfer Notice requirements of the Certificate have become operative (a “Notice Date Press Release”).  A Substantial Stockholder Transfer that is Completed after the Company issues the Notice Date Press Release shall be null and void ab initio unless a Transfer Notice is provided to the Company (the “Notice Restriction”).  If the Company receives a Transfer Notice on a day that is not in the Restriction Period (taking into account all prior Transfers (i) for which a previous Transfer Notice was received by the Company, (ii) for which a Schedule 13D or Schedule 13G was theretofore filed, or (iii) of which the Company was otherwise previously aware) and the Transfer Notice references a Substantial Stockholder Transfer that, upon Completion, would cause the Restriction Period to commence, such Transfer shall be treated as a Prohibited Transfer to the minimum extent necessary for the Restriction Period not to commence.  If the Company receives more than one such Transfer Notice on the same day, the Transfers referenced in such Transfer Notices shall be treated as Prohibited Transfers to the minimum extent necessary for the Restriction Period not to commence, and the amount of the Common Stock referenced in each Transfer Notice that is treated as Prohibited Stock shall be in proportion to the amounts of Common Stock referenced in each such Transfer Notice.  The Company shall provide a Restriction Notice to each Substantial Stockholder that files a Transfer Notice.  The determination of whether a Transfer referenced in a Transfer Notice is a Prohibited Transfer is made on the date the Transfer Notice is received by the Company.  From and after receipt of a Transfer Notice, until Completion of the Transfer described in the Transfer Notice (and thereafter to the extent such Transfer is Completed and is not a Prohibited Transfer), the determination of whether the Restriction Period has commenced with respect to any other Transfer (i) for which a Transfer Notice was not theretofore received by the Company, (ii) for which a Schedule 13D or Schedule 13G was not theretofore filed, or (iii) of which the Company was not otherwise previously aware, shall be made by taking into account the Percentage Stock Increase referenced in such Transfer Notice (or if Completion has occurred, the Percentage Stock Increase that resulted from that part of the Transfer referenced in such Transfer Notice that was not a Prohibited Transfer).

The Company may institute legal proceedings to force rescission of a Prohibited Transfer.  Notwithstanding the preceding sentence, the sole remedy with respect to a Prohibited Transfer entered into through the facilities of any national securities exchange or any national securities quotation system shall be as provided below.  Upon written demand by the Company, the purported Transferee or member of a Prohibited Party Group with respect to a Prohibited Transfer shall deliver or cause to be delivered to an agent designated by the Board of Directors (the “Securities Transfer Agent”), all certificates and other evidences of ownership of the Common Stock that is the subject of the Prohibited Transfer (the “Prohibited Stock”), together with any dividends or other distributions that were received from the Company with respect to such Prohibited Stock (“Prohibited Distributions”).  The Securities Transfer Agent promptly shall sell the Prohibited Securities to one or more buyers.  Disposition of Prohibited Stock by the Securities Transfer Agent pursuant to the Certificate shall be deemed to occur simultaneously with the Prohibited Transfer to which the Prohibited Stock relates.  The Securities Transfer Agent shall not act or be treated as acting as an agent for or on behalf of the purported Transferee or Prohibited Party Group or for or on behalf of the Company and shall have no right to bind any of them, in contract or otherwise, but shall act only to carry out the ministerial functions assigned to it in these Transfer Restrictions.  If a purported Transferee or member of a Prohibited Party Group has resold Prohibited Stock before receiving the Company’s demand to surrender the Prohibited Stock to the Securities Transfer Agent, the purported Transferee or member of a Prohibited Party Group shall be deemed to have sold the Prohibited Stock on behalf of the Securities Transfer Agent and shall be required to Transfer to the Securities Transfer Agent any Prohibited Distributions and the proceeds of such sale of Prohibited Stock.  If a purported Transferee or member of a Prohibited Party Group fails to surrender Prohibited Stock or proceeds of a sale of Prohibited Stock to the Securities Transfer Agent, together with any Prohibited Distributions, within three business days from the date the Company makes a demand for surrender of such Prohibited Stock, the Company may institute legal proceedings to compel such surrender.  If a Prohibited Transfer occurs, but does not result from a Transfer of direct beneficial ownership of Common Stock, each individual or Entity whose ownership of Common Stock is attributed to the 5-Percent Stockholder that had a Percentage Stock Increase (collectively, the “Prohibited Party Group”) shall be required to deliver, and shall be deemed to have delivered to the Securities Transfer Agent, prior to the Transfer, a sufficient number of shares of Common Stock (which Common Stock shall be so delivered in the inverse order in which it was acquired by members of the Prohibited Party Group) to cause the Transfer, following such delivery, not to be a Prohibited Transfer.

Capitalized terms used herein under the heading “Transfer Restrictions” and not otherwise defined in this registration statement on Form 8-A, shall have the meanings set forth below:

“5-Percent Stockholder” means a “5-percent shareholder” of the Company as defined in Treasury Regulation Section 1.382-2T(g).

“Completion” occurs, and a Transfer is “Completed,” when all steps have been taken to effect the Transfer of beneficial ownership.

“Effective Date” means the Effective Date, as such term is defined in the Plan.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Notice Date” means the first testing date (as described in Treasury Regulation Section 1.382-2(a)(4)) on which the aggregate Percentage Stock Increases are equal to or greater than the Threshold Percentage less ten percentage points.

“Percentage Stock Increase” means the increase in the Percentage Stock Ownership of Common Stock by a 5-Percent Stockholder (other than a Public Group segregated under Treasury Regulation Section 1.382-2T(j)(2)) over the lowest Percentage Stock Ownership of Common Stock by such 5-Percent Stockholder at any time since the Effective Date.  For this purpose, Treasury Regulation Section 1.382-2T(g)(5)(i)(A) shall apply in determining the Percentage Stock Increase of any 5-Percent Stockholder.  Notwithstanding anything to the contrary, “Percentage Stock Increase” shall not include any increase in the Percentage Stock Ownership of Common Stock by a 5-Percent Stockholder if such increase would have the effect of duplicating either a prior Percentage Stock Increase since the Effective Date or Percentage Stock Ownership that reduced the Threshold Percentage at the Effective Date.

“Percentage Stock Ownership” means percentage stock ownership of Common Stock determined in accordance with the Treasury Regulations under Section 382 of the IRC.

“Prohibited Transfer” means a purported Substantial Stockholder Transfer, but only to the extent that such Transfer is null and void ab initio under the Certificate.

“Public Group” means a public group as defined in Treasury Regulation Section 1.382-2T(f)(13).

“Restriction Notice” means a written notice provided by the Company to a potential Transferee, prior to 5:00 p.m. (New York time) on the fifth business day following the day of receipt by the Company of a Transfer Notice, which written notice states that the Company believes that the Restriction Period either has or has not commenced and, if it has, that the Termination Date either has or has not occurred.

“Restriction Period” means the period:

(1)           beginning on the earliest testing date (as described in Treasury Regulation Section 1.382-2(a)(4)), following the Effective Date, on which the aggregate Percentage Stock Increases of all 5-Percent Stockholders on such testing date (taking into account all pending Transfers) equals or exceeds the Threshold Percentage; and

(2)           ending on the earlier of (A) the day after the second anniversary of the Effective Date and (B) the earliest date on which the Board of Directors determines that (a) the consummation of the Plan did not satisfy the requirements of section 382(1)(5) of the IRC, (b) treatment under section 382(1)(5) of the IRC is not in the best interests of the Company, its affiliates and its stockholders, taking into account all relevant facts and circumstances, including, without limitation, the market and other impact of maintaining these Transfer restrictions herein, (c) an ownership change (within the meaning of section 382 of the IRC) would not result in a substantial limitation on the ability of the Company (or a direct or indirect subsidiary of the Company) to use otherwise available Tax Benefits, or (d) no significant value attributable to Tax Benefits would be preserved by continuing the Transfer restrictions herein (the earliest of the dates described in this clause (2) being hereafter referred to as the “Termination Date”).

The Board of Directors is required to promptly determine, in its sole discretion, whether it is more likely than not that the consummation of the Plan will satisfy the requirements of section 382(1)(5) of the IRC.

“Substantial Stockholder” means an individual or entity that acquires or, if the Transfer Restrictions or the Notice Restrictions are then applicable, that purports to acquire direct beneficial ownership of Common Stock in a Substantial Stockholder Transfer.

“Substantial Stockholder Transfer” means a Transfer that results in a Percentage Stock Increase or, if the Transfer Restrictions or the Notice Restrictions are then applicable, that would result in a Percentage Stock Increase if it occurred and were not void ab initio.

“Tax Benefits” means net operating loss carryovers and “net unrealized built-in loss.”

“Threshold Percentage” means 35% minus the Percentage Stock Ownership on the Effective Date by 5-Percent Stockholders other than any direct public group (described in Treasury Regulation Section 1.382-2T(j)(1)(iv)(C)) of the Company.

“Transfer” means any direct or indirect sale, transfer, exchange, issuance, grant, redemption, repurchase assignment, conveyance or other disposition for consideration, whether voluntary or involuntary, and whether by operation of law or otherwise, but not including an issuance, grant, redemption or repurchase of Common Stock.  A Transfer also shall include the grant or transfer of an option (other than by the Company), but only if the option would be deemed exercised pursuant to Treasury Regulation Section 1.382-4(d)(2)(i)(A) in connection with such grant or transfer.

“Transferee” means any individual or entity to whom direct beneficial ownership of Common Stock is Transferred and who is, or would become as a result of such Transfer, a Substantial Stockholder.

“Transfer Notice” means a written notice provided by a Substantial Stockholder to the Company, at least seven and not more than twelve business days prior to Completion of a Substantial Stockholder Transfer, which notice states (i) the name, address, facsimile number and e-mail address, and Percentage Stock Ownership of the Substantial Stockholder prior to the Substantial Stockholder Transfer, (ii) if known to the Substantial Stockholder, the name and address of the transferor, (iii) the number of shares subject to the Substantial Stockholder Transfer, and (iv) the proposed date of “Completion” of the Substantial Stockholder Transfer.  For purposes of this definition, if a Substantial Stockholder does not exist with respect to a Substantial Stockholder Transfer, then the Transfer Notice shall be provided by the individual or entity that purports to engage in the Transfer that will cause the Substantial Stockholder Transfer.

“Treasury Regulation” means a Treasury Regulation promulgated under the IRC.

Description of the Warrants

Term. The Warrants will expire at 5:00 p.m., New York City time, on January 3, 2011 or, if not a business day, the next subsequent business day.

Exercise Amount.  The Series A Warrants will entitle the holders to purchase initially an aggregate of up to 35,294,118 shares of Common Stock.  The Series B Warrants will entitle the holders to purchase initially an aggregate of up to 17,647,059 shares of Common Stock.

Exercise Price.  The exercise price of the Series A Warrants will initially be set at a price equal to $21.87 per share, and the exercise price of the Series B Warrants will initially be set at a price equal to $20.54 per share.  In addition, the exercise price will be adjusted pursuant to the adjustment provisions summarized below.

Warrant Certificates.  Unless otherwise determined by the Board of Directors or required by applicable law, holders of Warrants are not entitled to receive certificates evidencing the holder’s ownership of such Warrants.  The names of all holders of Warrants shall be recorded in, and ownership interests in Warrants shall be evidenced by, the books of the Company or, as applicable, its transfer agent.

Adjustments.  The exercise price of the Warrants and the total number of shares issuable upon exercise of the Warrants is subject to adjustment if, at any time before the expiration date of the Warrants, the Company:

•      (i) pays a dividend or make a distribution on Common Stock consisting of shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issues, in a reclassification of the Common Stock, other securities of the Company;

•      distributes to all holders of its Common Stock rights, options, warrants or other securities exercisable for or convertible into Common Stock (except pursuant to its stockholder rights plan, if any) at a price per share less than the “market price” (as defined in the Warrant Agreement, dated as of January 3, 2005, between the Company and Mellon Investor Services LLC, the “Warrant Agreement”) on the record date for such distribution; or

•      distributes to all holders of Common Stock, assets (other than ordinary cash dividends paid from earnings and not from the proceeds of any extraordinary corporate transaction, it being agreed that the sale by the Company or any of its subsidiaries of any material business unit or material subsidiary shall, for this purpose, be considered an extraordinary corporate transaction), debt securities or preferred stock of the Company or any options, warrants or other rights to acquire assets, debt securities or preferred stock of the Company.

The adjustments discussed above are calculated pursuant to specific formulas set forth in the Warrant Agreement.  No adjustment in any applicable exercise price is required until the cumulative adjustment required as a result of such event requires an increase or decrease of at lease 1.0% in such applicable exercise price.  No adjustment need be made for (i) rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or (ii) a change in the par value or no par value of the Common Stock.

Fractional Shares.  Notwithstanding any adjustment in the number of shares purchasable upon the exercise of a Warrant, the Company shall not be required to issue Warrants to purchase fractions of shares, or to issue fractions of shares upon exercise of the Warrants.

Change of Control.  Prior to the consummation of any recapitalization, reorganization, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected at any time before the expiration of the Warrants in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (each such event an “Organic Change”), the registered holders of Warrants shall thereafter have the right to acquire and receive upon exercise of such holder’s Warrant, in lieu of or addition to (as the case may be) the shares of Common Stock immediately issuable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as may be issued or payable as part of the Organic Change as they would have been entitled to receive upon exercise of such Warrants had such Warrants been exercised immediately before such Organic Change.

Offer to Repurchase.  If within three years of the Effective Date and subject to certain other conditions, a “change of control event” shall occur, then the Company or the surviving person or entity shall offer to purchase all outstanding Warrants at a purchase price based on a Black-Scholes valuation of such Warrants (the “Change of Control Payment Amount”).  See the Warrant Agreement for further information on the calculation of the Change of Control Payment Amount.  “Change of control event” means (i) the acquisition by a person or an entity (other than the Company or a subsidiary of the Company) in a tender offer or a series of related tender offers of 80% or more of the outstanding Common Stock (determined on a fully-diluted basis), (ii) the consolidation or merger of the Company with or into another person or entity (other than a subsidiary of the Company), or (iii) a sale of all or substantially all of the Company’s assets, in each of clauses (i) through (iii) in which all or any portion of the consideration paid or exchanged for Common Stock, or into which Common Stock is converted, consists of any cash, property or securities other than the registered and listed common stock of the surviving or acquiring entity or its parent company if it has one.

Amendment.  The Company and the Warrant Agent may supplement or amend the Warrant Agreement or the Warrants without the approval of any Warrant holders in order to cure any ambiguity, manifest error or other mistake in the Warrant Agreement or the Warrants, or to correct or supplement any provision contained in the Warrant Agreement or in the Warrants that may be defective or inconsistent with any other provision in the Warrant Agreement or in the Warrants, or to make any other provisions as to matters and questions arising under the Warrant Agreement that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the holders.  The Company and the Warrant Agent may also supplement or amend the Warrant Agreement with the prior written consent of holders of the Warrants exercisable for a majority of the shares then issuable upon exercise of the Warrants then outstanding.

Warrant Agent.  The warrant agent is Mellon Investor Services LLC (the “Warrant Agent”).

Item 2.  Exhibits.

The following exhibits to this registration statement have been filed as exhibits to the Registration Statement and are hereby incorporated herein by reference.

No.	Description

1.*	Amended and Restated Certificate of Incorporation of the Company (Designated on Form 8-K filed January 3, 2006 as Exhibit 3.1)

2.*	Amended and Restated By-Laws of the Company (Designated on Form 8-K filed January 3, 2006 as Exhibit 3.2)

3.*	Warrant Agreement, dated January 3, 2006, between the Company and Mellon Investor Services LLC (Designated on Form 8-K filed January 3, 2006 as Exhibit 4.1)

*  Asterisk indicates exhibits incorporated by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MIRANT CORPORATION

Date: January 4, 2006	By:	/s/ Thomas Legro
		Name:	Thomas Legro
		Title:	Senior Vice President and Controller
(Principal Accounting Officer)

EXHIBIT INDEX

No.	Description

1.*	Amended and Restated Certificate of Incorporation of the Company (Designated on Form 8-K filed January 3, 2006 as Exhibit 3.1)

2.*	Amended and Restated By-Laws of the Company (Designated on Form 8-K filed January 3, 2006 as Exhibit 3.2)

3.*	Warrant Agreement, dated January 3, 2006, between the Company and Mellon Investor Services LLC (Designated on Form 8-K filed January 3, 2006 as Exhibit 4.1)

*  Asterisk indicates exhibits incorporated by reference.